FLEXSTEEL INDUSTRIES, INC.
                                 P.O. BOX 877
                           DUBUQUE, IOWA 52004-0877

                                                        Date: October 30, 1996

Office of the Chairman of the Board

Dear Stockholder:

You are cordially invited to attend the Annual Stockholders' Meeting on Tuesday, December 10, 1996, at 3:30 p.m. We sincerely want you to come, and we welcome this opportunity to meet with those of you who find it convenient to attend.

Time will be provided for stockholder questions regarding the affairs of the Company and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement which follow. Directors and other Company executives expect to be available to talk individually with stockholders after the meeting. No admission tickets or other credentials are currently required for attendance at the meeting.

The formal notice of the meeting and proxy statement follow. I hope that after reading them you will sign and mail the proxy card, whether you plan to attend in person or not, to assure that your shares will be represented.

Sincerely,

/s/ J.B. Crahan
J.B. Crahan
Chairman of the Board

RECORD DATE:                       October  21, 1996

DATE OF MEETING:                   December  10, 1996
TIME:                              3:30 p.m.
PLACE:                             The Minneapolis Hilton and Towers
                                   1001 Marquette Avenue, Third Floor
                                   Minneapolis, Minnesota 55403


                                  IMPORTANT

WHETHER YOU OWN ONE SHARE OR MANY, EACH STOCKHOLDER IS URGED TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                          FLEXSTEEL INDUSTRIES, INC.
                                 P.O. BOX 877
                           DUBUQUE, IOWA 52004-0877

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER 10, 1996

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Flexsteel Industries, Inc. will be held at The Minneapolis Hilton and Towers, 1001 Marquette Avenue, Third Floor, Minneapolis, MN 55403, on Tuesday, December 10, 1996, at 3:30 p.m. for the following purposes:

     1. To elect four (4) Class I Directors to serve until the 1999 Annual Meeting and until their successors have been elected and qualified or until their earlier resignation, removal or termination (Proposal I).

     2. To ratify or reject the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 1997 (Proposal II).

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

October 21, 1996 has been fixed as the record date for the determination of Common stockholders entitled to notice of and to vote at the meeting, and only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, please mark, date and sign the accompanying proxy and return it promptly in the enclosed envelope which requires no additional postage if mailed in the United States. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy. Voting by ballot at the meeting cancels any proxy previously returned.


BY ORDER OF THE BOARD OF DIRECTORS

/s/ R.J. Klosterman
R.J. KLOSTERMAN
SECRETARY

October 30, 1996

               PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY





                               PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Flexsteel Industries, Inc. (the "Company") to be used at the Annual Meeting of Stockholders to be held on December 10, 1996, and any adjournments thereof, and may be revoked by the stockholder at any time before it is exercised by a written notice or a later dated proxy delivered to the Secretary of the Company. Execution of the proxy will in no way affect a stockholder's right to attend the meeting and vote in person. The proxy will be revoked if the stockholder is present at the meeting and votes by ballot in person. Properly executed proxies received prior to the voting at the meeting will be voted at the meeting or any adjournments thereof. If a stockholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specification. If no specification is made, it will be voted FOR the election of K. Bruce Lauritsen, Thomas E. Holloran, L. Bruce Boylen, and John R. Easter as Class I Directors (Proposal I) and FOR ratification of the appointment of Deloitte & Touche LLP (Proposal II). Each of the above named nominees has previously been elected by the shareholders.

The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, Iowa 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first being mailed to stockholders is October 30, 1996.

As of the close of business on October 21, 1996, the record date for determining stockholders entitled to notice and to vote at the meeting, the Company had outstanding 7,019,507 shares of Common Stock, par value $1.00 per share. Each share is entitled to one vote and cumulative voting is not permitted. No Preferred Stock is outstanding.


Stockholder votes will be counted by Inspectors of Election who will be present at the stockholder meeting. The affirmative vote of a majority of the shares of stock represented at the meeting shall be the act of the stockholders for the election of directors. Abstentions and broker non-votes shall not be counted as votes for or against the proposal being voted on.

                           EXPENSE OF SOLICITATION

The cost of the solicitation of proxies on behalf of the Board of Directors will be paid by the Company. Solicitation of proxies will be principally by mail. In addition, the officers or employees of the Company and others may solicit proxies, either personally, by telephone, by special letter, or by other forms of communication. The Company will also make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for reasonable expenses in so doing. Officers and employees of the Company will not receive additional compensation in connection with the solicitation of proxies.

                     PROPOSAL I -- ELECTION OF DIRECTORS

The Board currently consists of ten persons divided into three classes. At each Annual Meeting the terms of one class of Directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier resignation, removal or termination.

The terms of the Class I Directors expire at the time of the 1996 Annual Meeting. The Board of Directors of the Company has nominated K. Bruce Lauritsen, Thomas E. Holloran, L. Bruce Boylen, and John R. Easter for re-election as Class I Directors of the Company. Each Director, if elected, will serve a three (3) year term expiring at the time of the 1999 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.

All nominees named above have consented to serve as Directors if elected. In the event that any of the nominees should fail to stand for election, the persons named as proxy in the enclosed form of proxy intend to vote for substitute nominees. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

                                        DIRECTOR             PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS OR
NOMINEE'S NAME                  AGE      SINCE                    EMPLOYMENT DURING THE LAST FIVE YEARS
NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS EXPIRING 1999
ANNUAL MEETING, CLASS I

K. Bruce Lauritsen (1)          53        1987     Chief Executive Officer and President, 1993 to present,
                                                   President and Chief Operating Officer, 1990 to 1993,
                                                   Flexsteel Industries, Inc.; Director, Mercantile Bank of
                                                   Dubuque; Regent, Loras College.

Thomas E. Holloran (2)(3)       67        1971     Professor, Graduate School of Business, University of St.
                                                   Thomas, St. Paul; Director, ADC Telecommunications, Inc.;
                                                   Director, MTS Systems Corporation (mfr. testing systems);
                                                   Director, Medtronic, Inc.; Director, National City
                                                   Bancorporation; Director, Bush Foundation.

L. Bruce Boylen (3)(4)          64        1993     Retired Vice President, Fleetwood Enterprises, Inc. (retired
                                                   1991) (mfr. of recreational vehicles and manufactured
                                                   homes).

John R. Easter (2)(3)(4)        67        1993     Retired Vice President, Sears-Roebuck Company (retired
                                                   1989); Director, Mutual Trust Life Insurance Co.


DIRECTORS WHOSE TERMS EXPIRE 1998 ANNUAL MEETING, CLASS III

Frank H. Bertsch (1)(4)         70        1948     Retired Chairman of the Executive Committee, Flexsteel
                                                   Industries, Inc. (retired 1995); Director, American Trust
                                                   & Savings Bank, Dubuque, Iowa; Trustee, University of
                                                   Dubuque.

J.B. Crahan (1)                 72        1949     Chairman of the Board and retired Chief Executive Officer,
                                                   Flexsteel Industries, Inc. (retired 1993); Trustee, U.I.U.
                                                   Pension Trust Fund.

Edward J. Monaghan (1)          57        1987     Chief Operating Officer and Executive Vice President, 1993
                                                   to present, Executive Vice President, 1988 to 1993,
                                                   Flexsteel Industries, Inc; Trustee, Clarke College.


DIRECTORS WHOSE TERMS EXPIRE 1997 ANNUAL MEETING, CLASS II

Art D. Richardson (2)(4)        79        1951     Retired Senior Vice President, Flexsteel Industries, Inc.
                                                   (retired 1982).

James G. Peterson (2)(3)(4)     76        1970     Retired self-employed Financial and Business Consultant and
                                                   Investment Advisor, James G. Peterson Associates.

James R. Richardson (1)         52        1990     Senior Vice President Marketing, 1994 to present. Vice
                                                   President Marketing, 1979 to 1994, Flexsteel Industries, Inc.

(1) Member of Executive Committee

(2) Member of Audit and Ethics Committee

(3) Member of Nominating and Compensation Committee

(4) Member of Marketing Committee


                     CERTAIN INFORMATION CONCERNING BOARD
                     AND OUTSIDE DIRECTOR'S COMPENSATION

During the fiscal year ended June 30, 1996, four meetings of the Board of Directors were held. No Director attended less than 75% of the meetings.

Each Director who is not an employee of the Company is paid a retainer at the rate of $8,000 per year. In addition, each is paid a fee of $2,000 for each Board meeting each attends. The Chairman of the Board is paid a retainer of $12,380 per year and a fee of $3,095 for each Board meeting attended. For attending a committee meeting each is paid a fee of $900. The Chairman of each Committee is paid $1,000 for each meeting attended. The Company pays no additional remuneration to employees of the Company who are Directors.

Each duly elected Director who is not an employee of the Company receives on the first business day after each annual meeting a non-discretionary, non-qualified stock option grant for 1,000 shares valued at fair market value on date of grant, exercisable for 10 years. Each person who becomes for the first time a non-employee member of the Board, including by reason of election, appointment or lapse of three (3) years since employment by the Company, will receive an immediate one-time grant for 2,000 shares.

The Company has entered into an unfunded deferred compensation agreement with John R. Easter, whereby, director fees are invested by the Company in mutual funds. Payments to Mr. Easter are deferred until his 70th birthday, except for special circumstances.

The Company has entered into an agreement with James G. Peterson and Thomas
E. Holloran pursuant to which the Company will pay to each, or his beneficiaries, $20,000 after the person ceases to be a Director as additional compensation in recognition of Director services rendered.

                           COMMITTEES OF THE BOARD

The Board of Directors has established four standing committees; the names of the committees and the principal duties are as follows:


AUDIT AND ETHICS COMMITTEE:
Confers with the independent auditors on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices respecting compliance with laws, conflicts of interest and ethical standards of the Company. The Committee held two meetings during the fiscal year ended June 30, 1996. The Committee members are Thomas E. Holloran, John R. Easter, James G. Peterson, and Art D. Richardson.

EXECUTIVE COMMITTEE:
Exercises all powers and authority of the Board between Board meetings, except those powers specifically reserved to the Board by law, the Charter or by the Bylaws of the Company. The committee held three meetings during the fiscal year ended June 30, 1996. The Committee members are Frank H. Bertsch,
J. B. Crahan, K. Bruce Lauritsen, Edward J. Monaghan, and James R.
Richardson.

NOMINATING AND COMPENSATION COMMITTEE:
Makes recommendations regarding Board compensation, reviews performance and compensation of various executive officers, determines stock option grants, and advises regarding employee benefit plans. Makes recommendations regarding Board of Director nominees and reviews timely proposed nominees received from any source including nominees by stockholders. Nominations by stockholders must be received by the Secretary at least 18 days before the annual meeting and set forth nominee information as required by the Restated Articles. The Committee held three meetings during the fiscal year ended June 30, 1996. The Committee members are L. Bruce Boylen, John R. Easter, Thomas E. Holloran, and James G. Peterson.

MARKETING COMMITTEE:
Reviews marketing plans with respect to the Company's position in the various market places. Makes recommendations regarding marketing direction to enhance revenues and profit margins. The Committee held two meetings during the fiscal year ended June 30, 1996. The Committee members are John R. Easter, Frank H. Bertsch, L. Bruce Boylen, James G. Peterson and Art D. Richardson.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.


                            OWNERSHIP OF STOCK BY
                       DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the shares of Flexsteel's Common Stock beneficially owned by the Directors, the Chief Executive Officer, the other four most highly compensated executive officers and by all directors and executive officers as a group. Unless otherwise indicated, to the best knowledge of the Company all persons named in the table have sole voting and investment power with respect to the shares shown.

                                                                   SHARES BENEFICIALLY    PERCENT OF TOTAL SHARES
                                                                       OWNED AS OF           OUTSTANDING AS OF
NAME                                  TITLE                       AUGUST 7, 1996 (1)(2)       AUGUST 7, 1996
F.H. Bertsch      Director                                                79,522 (3)                1.1%

L.B. Boylen       Director                                                 5,000                    0.1%

J.B. Crahan       Chairman of the Board of Directors                     413,185                    5.8%

J.R. Easter       Director                                                 5,000                    0.1%

T.E. Holloran     Director                                                10,680                    0.2%

K.B. Lauritsen    President, Chief Executive Officer, Director           100,149                    1.4%

E.J. Monaghan     Executive Vice President,                              104,860                    1.5%
                  Chief Operating Officer, Director

J.G. Peterson     Director                                                11,000                    0.2%

A.D. Richardson   Director                                               292,906                    4.0%

J.R. Richardson   Senior Vice President Marketing, Director              177,085                    2.5%

P.M. Crahan       Vice President                                          85,649                    1.2%

R.J. Klosterman   Vice President Finance, Chief                           33,725                    0.5%
                  Financial Officer and Secretary

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (13)                   1,578,057                   22.2%


(1) Includes 194,580 shares, which directors and executive officers as a group have the right to acquire pursuant to stock options within 60 days. Mr. F.H. Bertsch and Mr. J.B. Crahan have no stock options.

(2)  Includes shares owned beneficially by their respective spouses.

(3) Does not include 363,606 shares held in irrevocable trusts for the benefit of F.H. Bertsch's children and grandchildren for which trusts American Trust & Savings Bank serves as trustee. Also, does not include 140,511 shares held in the trust established by the Will of Eleanor E. Bertsch for the children of F.H. Bertsch and his sister. Under the Terms of Trust, F.H. Bertsch has a possible contingent interest. The American Trust & Savings Bank is the sole trustee. F.H. Bertsch disclaims beneficial ownership in the shares held by each such trust. F.H. Bertsch and J.B. Crahan are first cousins. J.R. Richardson is the son of A.D. Richardson. P.M. Crahan is the son of J.B. Crahan.

                            OWNERSHIP OF STOCK BY
                          CERTAIN BENEFICIAL OWNERS
                             AS OF AUGUST 7, 1996

To the best knowledge of the Company, no person owns beneficially 5% or more of the outstanding common stock of the Company except as is set forth below.

                                                                        AMOUNT        PERCENT
                                                                     BENEFICIALLY       OF
TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED (1)        CLASS

Common           J.B. Crahan, P.O. 877, Dubuque, IA 52004              413,185          5.8%

Common           Dimensional Fund Advisors, Inc.
                 1299 Ocean Avenue, Santa Monica, CA 90401             424,400          6.0%

Common           First Pacific Advisors Incorporated, 11400 West
                 Olympic Boulevard, Los Angeles, CA 90064              410,200          5.8%


(1) To the best knowledge of the Company, no beneficial owner named above has the right to acquire beneficial ownership in additional shares.

The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three (3) fiscal years ending June 30, 1996.


                          SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                          ANNUAL COMPENSATION                                       AWARDS                    PAYOUTS
                                                                OTHER      RESTRICTED     SECURITIES                  ALL
                                                                ANNUAL       STOCK        UNDERLYING      LTIP       OTHER
                                         SALARY      BONUS       COMP        AWARDS        OPTIONS       PAYOUTS      COMP
NAME & PRINCIPAL POSITION       YEAR        $          $          $            $              #             $         $(1)

K. Bruce Lauritsen              1996     233,700          0                                 8,850             0      39,858
 President &                    1995     216,600     42,143                                 9,520        19,305      26,406
 Chief Executive Officer        1994     186,600     46,168                                 9,520        21,427      31,295

Edward J. Monaghan              1996     211,500          0                                 8,850             0      48,070
 Executive Vice President &     1995     201,000     35,978                                 9,520        17,685      36,229
 Chief Operating Officer        1994     180,000     40,503                                 9,520        18,725      40,715

James R. Richardson             1996     182,100          0                                 8,850             0      33,120
 Senior Vice President of       1995     173,700     31,089                                 9,520        15,278      22,974
 Marketing                      1994     155,400     34,966                                 9,520        16,163      25,646

Ronald J. Klosterman            1996     119,100          0                                 5,000             0      13,637
 Vice President of              1995     103,500     18,526                                 5,000         9,105       7,919
 Finance & Secretary            1994      92,700     17,501                                 4,200         4,410       6,878

Patrick M. Crahan               1996     122,340          0                                 5,000             0      11,520
  Vice President                1995     115,140     16,415                                 5,000         2,813       9,064
                                1994     106,350     22,580                                 5,000         3,444       6,687


(1) All Other Compensation -- Includes for the fiscal years and the named executive officers indicated below: (i) retirement plan contributions, (ii) Company matching contributions to the Section 401k plan, (iii) premiums paid on term life insurance with a face value greater than $50,000, (iv) accruals made in accordance with the Company's Senior Officer Deferred Compensation Plan. K. Bruce Lauritsen, Edward J. Monaghan and James R. Richardson are participants of the Senior Officer Deferred Compensation Plan, entitling each thereunder upon retirement or other limited circumstances to $5,000 per month during their lives and (v) gross-up amounts to cover income taxes payable on prior year common stock awards taxable in the current year.

                                 RETIREMENT              INSURANCE     DEFERRED      COMP
         NAME            YEAR       PLAN        401K      PREMIUM        COMP       TAXES

K. Bruce Lauritsen       1996       8,324       1,500         0         16,784      13,250
                         1995       8,293       1,329         0         16,784           0
                         1994      12,430       2,081       253         16,784           0

Edward J. Monaghan       1996       8,284       1,500         0         26,436      11,850
                         1995       8,293       1,500         0         26,436           0
                         1994      12,268       2,011       132         26,436           0

James R. Richardson      1996       8,075       1,500         0         13,320      10,225
                         1995       8,091       1,500        63         13,320           0
                         1994      10,591       1,735        84         13,320           0

Ronald J. Klosterman     1996       7,724       1,331       132              0       4,450
                         1995       6,607       1,189       123              0           0
                         1994       5,711       1,027       140              0           0

Patrick M. Crahan        1996       7,965       1,373       132              0       2,050
                         1995       7,584       1,360       120              0           0
                         1994       5,599         988       100              0           0

                              STOCK OPTIONS/SAR*
                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                     POTENTIAL REALIZABLE
                                                                       VALUE AT ASSUMED
                                                                            ANNUAL
                                                                     RATES OF STOCK PRICE
                                                                       APPRECIATION FOR
                                                                       OPTION TERM (1)
                                      EXERCISE
NAME                     SHARES     PRICE ($/SH)     EXPIRE DATE       5%          10%

K. Bruce Lauritsen       8,850         $11.25          8/16/05       $62,614     $158,677

Edward J. Monaghan       8,850         $11.25          8/16/05       $62,614     $158,677

James R. Richardson      8,850         $11.25          8/16/05       $62,614     $158,677

Ronald J. Klosterman     5,000         $11.25          8/16/05       $35,375     $ 89,648

Patrick M. Crahan        5,000         $11.25          8/16/05       $35,375     $ 89,648


(1) The amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission. Actual gains, if any, on stock option exercise are dependent on the future performance of the Company's common stock.

*    The Company does not have a stock appreciation rights plan (SAR).


                 OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.


           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING         VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT   IN-THE-MONEY OPTIONS
                                                          YEAR END           AT FY-END 1996 (1)
                        # OF SHARES
                        ACQUIRED ON     $VALUE               #                       $
NAME                      EXERCISE     REALIZED         EXERCISABLE             EXERCISABLE

K. Bruce Lauritsen           0                             37,410                 $23,465

Edward J. Monaghan           0                             37,410                 $23,465

James R. Richardson          0                             37,410                 $23,465

Ronald J. Klosterman         0                             17,850                 $10,813

Patrick M. Crahan            0                             18,650                 $10,813


(1) Based on the closing price as published in The Wall Street Journal for the last business day of the fiscal year ($11.75). All options are exercisable at time of grant.


                    LONG-TERM INCENTIVE PLAN AWARDS TABLE
             LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                    PERFORMANCE OR
                                                     OTHER PERIOD          ESTIMATED FUTURE
                                 NUMBER OF              UNTIL                PAYOUTS UNDER
                               SHARES, UNITS        MATURATION OR        NON-STOCK PRICE BASED
NAME                          OR OTHER RIGHTS         PAYOUT (1)               PLANS (2)


K. Bruce Lauritsen                   0

Edward J. Monaghan                   0

James R. Richardson                  0

Ronald J. Klosterman                 0

Patrick M. Crahan                    0


Shares of the Company's common stock are available for award annually to key employees based on the average of the returns on beginning equity for the last three years.

(1) Shares awarded are subject to restriction, with 33.3% of the stock received by the employee on the award date and 33.3% each year for the next two years. Restricted Stock Awards -- The aggregate stock holdings (number of shares and value) as of August 7, 1996 are as follows: K. Bruce Lauritsen -- 858 shares, $9,438; Edward J. Monaghan -- 786 shares, $8,646; James R. Richardson -- 679 shares, $7,469; Ronald J. Klosterman -- 404 shares, $4,444; Patrick M. Crahan -- 119 shares, $1,309. Dividends are paid to the employee on restricted shares.

(2)  Not applicable to Plan.

           NOMINATING AND COMPENSATION COMMITTEE REPORT CONCERNING
                  FLEXSTEEL'S EXECUTIVE COMPENSATION POLICY*

The Nominating and Compensation Committee of the Board of Directors is responsible for the establishing of the Company's policy for compensating executives. The Committee is comprised of non-employee directors.

COMPENSATION PHILOSOPHY -- The fundamental objective of Flexsteel's executive compensation program is to support the achievement of the Company's business objectives and, thereby, the creation of stockholder value. As such, the Company's philosophy is that executive compensation policy and practice should be designed to achieve the following objectives:

     * Align the interests of executives with those of the Company and its stockholders by providing a significant portion of compensation in Company stock.

     * Provide an incentive to executives by tying a meaningful portion of compensation to the achievement of Company financial objectives.

     * Enable the Company to attract and retain key executives whose skills and capabilities are needed for the continued growth and success of Flexsteel by offering competitive total compensation opportunities and providing attractive career opportunities.

In compensating senior management for its performance, two key measures are considered: return on equity and stock price. At the executive level, overall Company performance is emphasized in an effort to encourage teamwork and cooperation.

While a significant portion of compensation fluctuates with annual results, the total program is structured to emphasize longer-term performance and sustained growth in stockholder value.

COMPETITIVE POSITIONING -- The Committee regularly reviews executive compensation levels to ensure that the Company will be able to attract and retain the caliber of executives needed to run the Company and that pay for executives is reasonable and appropriate relative to market practice. In making these evaluations, the Committee annually reviews the result of surveys of executive salary and annual bonus levels among durable goods manufacturers of comparable size. The Committee periodically completes an in-depth analysis of salary, annual bonus, and long-term incentive opportunities among specific competitors assisted by an independent compensation consulting firm. All of the surveyed companies are included in the Household Furniture Index used as the peer group for purposes of the performance graph. While the pay of an individual executive may vary, the Company's Policy is to target aggregate compensation for executives at average competitive levels, provided commensurate performance.

COMPONENTS OF EXECUTIVE COMPENSATION -- The principal components of Flexsteel's executive compensation program include base salaries, annual cash bonuses, and longer-term incentives using Company stock.

BASE SALARY -- An individual executive's base salary is based upon the executive's level of responsibility within the Company, as well as competitive rates of pay. The Committee reviews each executive officer's salary annually and makes adjustments, as appropriate, in light of any change in the executive's responsibility, changes in competitive salary levels, and the Company's performance.

ANNUAL INCENTIVE -- The purpose of the Company's annual incentive program is to provide a direct monetary incentive to executives in the form of annual cash bonus tied to the achievement of performance objectives. For executive officers, the Committee annually sets a targeted return on equity for the coming year, from which minimum and maximum levels are determined. Corresponding incentive award levels, expressed as a percentage of salary, also are set based primarily on an individual's responsibility level. If minimum performance levels are not met, no bonus award is made. After the completion of the year, the Committee ratifies cash bonuses as awarded based principally on the extent to which targeted return on equity has been achieved.

LONG-TERM INCENTIVES --Longer-term incentive compensation involves the use of stock under two types of awards: Long-term incentive awards and stock options. Both types of awards are intended to focus executives' attention on the achievement of the Company's longer term performance objectives, to align the executive officers' interests with those of stockholders and to facilitate executives' accumulations of sustained holding of Company stock. The level of award opportunities, as combined under both plans, are intended to be consistent with typical levels of comparable companies and reflect an individual's level of responsibility and performance.

Long-term incentive awards are paid under the stockholder approved Management Incentive Plan. Awards give executives the opportunity to earn shares of Company stock to the extent that the three-year average return on equity objectives are achieved. As with annual incentives, various levels of performance goals and corresponding compensation amounts are established, with no awards earned if a minimum level is not achieved. Two-thirds of any earned shares are subject to forfeiture provisions tied to the executive's continued service with the Company. This provision is intended to enhance the Company's ability to retain key executives and provide a longer-term performance focus.

Stock options, as awarded under stockholder approved plans, give executives the opportunity to purchase Flexsteel common stock for a term not to exceed ten years and at a price of no less than the fair market value of Company stock on the date of grant. Executives benefit from stock options only to the extent stock price appreciates after the grant of the option.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER -- The total compensation for Flexsteel's CEO in fiscal year 1996 was established in accordance with the policies discussed above. As reported in the Summary Compensation Table, Mr. Lauritsen's base salary increased by 8% and reflected market movements in executive salaries. Mr. Lauritsen did not receive any annual incentive bonus or long-term incentive award for the fiscal year as the Company's return on equity was below the minimum established target levels. Mr. Lauritsen's stock option award was consistent with prior awards and those to other senior executives.

The Company's current levels of compensation are less than the $l,000,000 level of non-deductibility with respect to Section 162(m) of the Internal Revenue Code.

This report has been prepared by members of the Nominating and Compensation Committee of the Board of Directors. Members of this Committee are:

                L. Bruce Boylen          John R. Easter
               Thomas E. Holloran       James G. Peterson

*NOTE: This report is not incorporated by reference in any prior or future Securities Exchange Act filings, directly or by reference to the incorporation of proxy statements of the Company, unless such filing specifically incorporates this report.

                      COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

The current members of Flexsteel's Nominating and Compensation Committee are
L. Bruce Boylen, John R. Easter, Thomas E. Holloran and James G. Peterson. No executive officer of Flexsteel served as a director of another entity that had an executive officer serving on Flexsteel's compensation committee. No executive officer of Flexsteel served as a member of the compensation committee of another entity which had an executive officer who served as a director of Flexsteel.

                         SHARE INVESTMENT PERFORMANCE

The following graph is based upon the SIC Code #251 Household Furniture Index as a peer group. It shows changes over the past five-year period in the value of $100 invested in: (1) Flexsteel's Common Stock; (2) the NASDAQ Market Index; and (3) an industry group of the following: Ameriwood Industries Int. CP., Bassett Furniture Ind., Bush Ind. Inc. CL A, Chromcraft Revington Inc., DMI Furniture, Inc., Ethan Allen Interiors, Flexsteel Ind. Inc., Furniture Brands Intl., Industrie Natuzzi S.P.A., Krause's Furniture, Inc., La-Z-Boy Chair Co., Ladd Furniture Inc., Leggett & Platt Inc., Masco CP, O'Sullivan Ind. Hldgs Inc., Pulaski Furniture CP, River Oaks Furniture Inc., Rowe Furniture CP, Stanley Furniture Inc., and Sunstates Corp. This data was furnished by Media General Financial Services. The graph assumes reinvestment of dividends.

                      FIVE-YEAR CUMULATIVE TOTAL RETURNS
                   VALUE OF $100 INVESTED ON JUNE 30, 1991


                                    [GRAPH]


                        1991      1992       1993       1994       1995       1996


Flexsteel               100      127.45     165.81     152.86     118.84     142.42
Furniture Household     100      118.62     152.82     154.02     157.77     193.95
NASDAQ                  100      107.75     132.27     145.04     170.11     214.14


          INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Information with respect to directorships held by certain directors of the Company in local financial institutions is set forth in the table under "Proposal I -- Election of Directors," in the column captioned "Principal Occupation and Other Directorships or Employment during the Last Five Years." The Company maintains normal banking relations with the banks named in the table. It is expected that the Company's relationship with these banks will continue in the future.


                                 PROPOSAL II
                     APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders, the Board of Directors has appointed Deloitte & Touche LLP as independent certified public accountants to examine the financial statements of the Company for the fiscal year ending June 30, 1997. Deloitte & Touche LLP has performed this function for the Company since 1965.

The Company has been informed by Deloitte & Touche LLP that neither it nor its members nor its associates has any direct, nor any material indirect financial interest in the Company. Management is not aware of any material connection by such firm in the past with the Company in any capacity other than as independent auditors. It is not expected that a representative of Deloitte & Touche LLP will be present at the meeting.

Audit services performed by Deloitte & Touche LLP during the fiscal year include examinations of the financial statements of the Company, services related to filings with the Securities and Exchange Commission and consultation on matters related to accounting, taxation and financial reporting. Professional services were reviewed by the Audit and Ethics Committee and the possible effect on the auditor's independence was considered.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

PROPOSALS BY STOCKHOLDERS
Stockholders wishing to have a proposal considered for inclusion in the Company's proxy statement for the 1997 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown herein. It must be received by the Company no later than June 30, 1997.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's Common Stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. To the best of the Company's knowledge, there were no late filing by directors and executive officers during fiscal year 1996.

OTHER MATTERS
The percentage total number of the outstanding shares represented at each of the last three years stockholders' meetings was as follows: 1993 -- 91.0%; 1994 -- 89.0%; 1995 -- 86.0%.

The financial statements of the Company contained in the Annual Report to Shareholders for the year ended June 30, 1996, are incorporated herein by reference. Specifically incorporated herein by reference from the 1996 Annual Report to Shareholders, is the Independent Auditors' Report, Management's Discussion and Analysis of Financial Condition and Results of Operations and Selected Quarterly Financial Data.

UPON WRITTEN REQUEST THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1996. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT P.O. BOX 877, DUBUQUE, IOWA 52004-0877.

The Board of Directors does not know of any other matter which may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the Proxy will vote in accordance with their judgment upon such matters unless a contrary direction is indicated by the Stockholder by his lining or crossing out the authority on the Proxy.

Stockholders are urged to vote, date, sign and return the Proxy form in the enclosed envelope to which no postage need be affixed if mailed in the United States. Prompt response is helpful and your cooperation will be appreciated.


BY ORDER OF THE BOARD OF DIRECTORS


/s/ R.J. Klosterman
R.J. KLOSTERMAN
Secretary


Dated: October 30, 1996
Dubuque, Iowa


                                     [LOGO]
                                    FLEXSTEEL
                                INDUSTRIES, INC.


                                 NOTICE OF 1996
                                 ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT


FLEXSTEEL INDUSTRIES, INC.
P.O. BOX 877
DUBUQUE, IOWA 52004-0877


                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                  BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                 OF STOCKHOLDERS TO BE HELD DECEMBER 10, 1996

The undersigned, a stockholder of Flexsteel Industries, Inc., hereby appoints
E. J. Monaghan and R. J. Klosterman and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Stockholders of Flexsteel Industries, Inc., to be held on Tuesday at 3:30 P.M. on December 10, 1996 at The Minneapolis Hilton and Towers, Minneapolis, MN 55403, and at any adjournments thereof as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

Proposal No. 1 -- Election of 4 Class I Directors (Term Expires 1999 Annual Meeting):
                                K.B. LAURITSON
                                  (Class I)
                              THOMAS E. HOLLORAN
                                  (Class I)
                               L. BRUCE BOYLEN
                                  (Class I)
                                JOHN R. EASTER
                                   Class I)
[ ] FOR all Nominees
    (Except as marked to
    the contrary)

[ ] WITHHELD from all
    Nominees

[ ] WITHHELD from the following only: (Write name(s) below)

__________________________________________________________

__________________________________________________________


--------------------------------------------------------------------------------

Proposal No. 2 -- Appointment of Deloitte & Touche LLP as Independent
                  Auditors for the ensuing fiscal year

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

--------------------------------------------------------------------------------

In their discretion to vote upon such other business as may properly come before the meeting, or any adjournments thereof UNLESS THE STOCKHOLDER LINES OR CROSSES OUT THIS AUTHORITY.

   (IMPORTANT: continued, and to be signed and dated, on the reverse side)

                                                     (CONTINUED FROM OTHER SIDE)

The Undersigned hereby revokes any proxy or proxies to vote such shares heretofore given.

        PLEASE VOTE, DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE.


                                            Dated , _______________________1996.

                                            ___________________________________
                                                       (Signature)

                                            ___________________________________
                                            Signature of stockholder shall
                                            correspond exactly with the name
                                            appearing hereon.

                                            If a joint account, each owner must
                                            sign. When signing as attorney,
                                            executor, administrator, trustee,
                                            guardian or corporate official, give
                                            your full title as such.

This proxy when properly executed will be voted in the manner directed hereon by the above signed stockholder. If no direction is given, this proxy will be voted FOR Proposals 1 and 2, and the grant of authority to vote upon such other business as may properly come before the meeting or any adjournments thereof will not be crossed out.




================================================================================



      F L E X S T E E L  I N D U S T R I E S  I N C O R P O R A T E D
                                 ANNUAL REPORT
                        Fiscal Year Ended June 30, 1996

                                    MOMENTUM
                                         for the 21st Century


                                    -COVER-



FINANCIAL HIGHLIGHTS
Year Ended June 30                                        1996               1995                1994

  Net Sales.......................................    $205,008,000        $208,432,000       $195,388,000
  Income Before Taxes.............................       7,052,000           8,111,000         10,092,000
  Net Income (1)..................................       4,502,000           5,211,000          6,787,000

Per Share of Common Stock
  Earnings (1)....................................             .63                 .73                .95
  Cash Dividends..................................             .48                 .48                .48
  Average Shares Outstanding......................       7,172,000           7,178,000          7,140,000

At June 30
  Working Capital.................................      47,376,000          46,272,000         47,787,000
  Net Plant and Equipment.........................      23,046,000          24,376,000         18,829,000
  Total Assets....................................      95,874,000          96,271,000         95,088,000
  Shareholders' Equity............................      74,147,000          73,824,000         71,289,000
  Long-Term Debt..................................          35,000              70,000            105,000


(1) 1994 income and per share amounts reflect cumulative effect of accounting change as of June 30, 1994 of $320,000 (net of income taxes) or $.04 per share income.



FLEXSTEEL(R)
INDUSTRIES INCORPORATED

[PHOTO]

Front Cover: Exemplifying the best of home fashion is this blending of Old World elegance into today's life styles. Classic details include the turned Victorian legs and a sculpted, attached pillow-back, while the collage of mixed fabrics and nailhead trim are very today. Pairing this Centennial Royale sofa with the leather, tufted-back lounge chair and its matching ottoman creates a room setting which dramatizes comfort.


                              -INSIDE FRONT COVER-


To Our Shareholders

The home furnishings industry remains challenging. The sluggish retail environment that decelerated sales in the final quarters of our previous fiscal year carried over into our fiscal year just completed; coupled with the negative activity that permeated this past winter's retail sales and recreational vehicle sales, it adversely affected our revenues for the year.

   For the full year ending June 30, 1996, revenues were $205,008,000 versus $208,432,000 generated the previous year. Earnings were $4,502,000 or $.63 per share, compared to earnings of $5,211,000 or $.73 per share a year earlier.

   While this is clearly disappointing, we are extremely encouraged with the dramatic earnings recovery in our final quarter: earnings were $1,925,000 or $.27 per share, versus earnings of $350,000 or $.05 per share in the comparable quarter in 1995, or an earnings increase of 450%.

RESIDENTIAL SEATING

   The current housing recovery is helping our industry. Retail business, after showing impressive gains in the spring, leveled off at a higher plateau. This sales increase has given us the opportunity to take advantage of improved productivity resulting from capital expenditures initiated in the previous fiscal year.

   We continue to gain momentum with the fresh concepts in marketing being introduced in our recently-unveiled Comfort Seating Program. This program provides the dealer a state-of-the-art product display, focussing on the breadth of our entire home furnishings line, in a dedicated space of 6,500 square feet. The Comfort Seating Showroom is a complete concept which can be introduced into an existing store or introduced separately in a free-standing store.

   Comfort Seating has created a lot of enthusiasm among our dealers, and we expect significant sales increases as the program expands.

   We enjoy excellent acceptance with major retailers; in fact, our position has never been stronger. We will continue our aggressive pursuit of a greater share of this major market.

   Our Gallery Program continues to be a vital part of our business; we work closely with our 170-plus independent retail dealers who have dedicated display areas in their stores exclusively to Flexsteel. We will also open Gallery Boutiques this fall in 30 Sears Homelife stores.

   Finally, we continue to push our presence in the international marketplace. Unfortunately, the strength of the dollar in certain Pacific Rim countries has increased the cost of American-made furniture some 30% in the past year. Nevertheless, we continue to show moderate sales increases, and we feel that international opportunities are worth the expense of continuing to pursue them.


[PHOTO]
Jack B. Crahan, Chairman of the Board (1) and K. Bruce Lauritsen, President and CEO. Mixed fabrics on this classic Flexsteel sofa are typical of popular eclecticism.


WE
CONTINUE
TO BUILD
FLEXSTEEL
MOMENTUM
FOR AN
EXCITING
NEW
CENTURY.

[PHOTOS]
Top: The new Comfort Seating Showroom greets shoppers with a welcoming ambience. The design makes use of insights from focus groups and proven retailing techniques to put the customer at ease. It invites return visits.

Bottom: This Van Pak, a handsome group of recreational vehicle seating, features exclusive adjustable arms.

RECREATIONAL VEHICLE SEATING

   A soft market in van conversions and recreational vehicle sales during the first half of this fiscal year contributed to a reduction in sales and profits in those industries. However, with a resurgence in sales this spring, our production of seating for RVs is now running at a much higher level.

   We continue to bolster our leadership in this field with innovative product design and engineering, critical elements in our success. We are introducing more exciting, new products; at the same time we are reducing the lead time and costs in their development.

   Among manufacturing improvements is the consolidation of our metal working and our fabric cutting and sewing operations in our Dubuque, Iowa, plant for a more efficient, cell-type manufacturing operation. All of these will combine to help us continue to increase our market share, and will enhance next year's earnings.

COMMERCIAL SEATING

   Production formerly at our Sweetwater, Tennessee, facility has now been consolidated at our Starkville, Mississippi, plant. Production of commercial seating at this expanded and modernized plant is now fully operational, with the problems of re-arrangement and integration of the Charisma(R) product line behind us. This consolidation will allow us to enjoy the benefits of economies of scale and improved service. It should also allow us to improve the product lines, customer satisfaction and, ultimately, earnings.

   You will recall that we took a one-time charge of $300,000 or $.04 per share in our first quarter to close out the manufacturing facility in Tennessee. The building is now vacated, though not yet sold.

   During the past fiscal year we announced a plan to repurchase a half-million shares of Flexsteel stock. We believe the tender is an appropriate use of excess cash while enhancing the value of our stock by improving earnings per share.

OUTLOOK

   We expect another year of intense competition, with customers continuing to focus on value, quality, service and price. We believe that our newest changes this past year will help us meet these customer needs better than ever.

   We remain buoyed by our unusually strong balance sheet, a national network of excellent dealers, and modern facilities strategically located for optimum customer service. If the economic environment remains relatively stable, we believe the positive steps we have taken will continue to improve our market share, customer satisfaction, and shareholder value.

   We are grateful for the continued support of all of our retailers, suppliers, associates and stockholders.

/s/ Jack B. Crahan
JACK B. CRAHAN
Chairman of the Board of Directors

/s/ K. Bruce Lauritsen
K. BRUCE LAURITSEN
President & Chief Executive Officer

[PHOTOS]
TOP: Charmingly-shaped "swan's-neck" arms add a graceful note to this Charisma(R) rocker. The shaped wood is beautifully finished, arms and back upholstered.

CENTER: Fresh styling, in fabric and proportion, and a new emphasis on comfort, characterize furniture for today's life styles. In addition to the recliner and reclining sofa shown, this group includes a love seat and a sectional.

BOTTOM: Extended-stay hotels and rental condos are a rapidly-growing market for dual-purpose seating. Handsomely-styled pieces such as this sofa sleeper are contributing to Flexsteel's growing share of the commercial seating market.

Fresh momentum is animating Flexsteel's marketing.

   In home furnishings, we have continued to study the evolving life styles of today's more sophisticated consumer. Our strongest market niche today is in a younger, more metropolitan audience; their taste is eclectic, their lifestyle is more casual, their styling preferences typically transitional.

     Focus groups have helped us evaluate not only that market's needs but also the impact of the retail environment. From these studies has emerged one of the most exciting developments in Flexsteel's history.

     COMFORT SEATING SHOWROOMS are a new generation of consumer-friendly stores. Whether free-standing or in existing stores, independently-owned Comfort Seating Showrooms use fresh display concepts to create a memorable shopping environment, conducive to the revisits that are part of the furniture purchase decision.

     Inviting, bright and open, Comfort Seating Showrooms are also laid out for selling effectiveness. The distinctive interiors were created with the help of Grid II International, a specialist in the creation of effective retail environments. These showrooms are expected to increase sales per-square-foot even above that of the excellent performance of Flexsteel Galleries.

     Comprehensive advertising and other dealer merchandising aids are available to all dealers. Upscale retail advertising, targeted to emotive issues of core audiences, is available to Comfort Seating Showrooms and Flexsteel Gallery dealers, who also have access to an exclusive selection of high-fashion designer fabrics. Our new line of accent tables also helps the dealer increase the dollar amount of his sales.

     ANOTHER MARKETING INNOVATION is the ready-to-assemble recliner, ideal for specialty direct-mail marketing. Shipped by UPS in two cartons, assembled in seconds, these recliners can be customized with school or corporate logos.

     THE COMMERCIAL SEATING MARKET continues to evolve. In the hospitality industries, a significant development is the rapid emergence of the extended-stay hotel, now being introduced by the major hotel chains. Their seating needs vary from those of traditional hotels, using, for example, more sofa sleepers and recliners and even office-type chairs for executives who work with computers in their rooms. Flexsteel's growing share of the market includes significant placements in Summerfield Suites and the Wyndham Garden Hotels.

     Other growing markets are found in campus-type senior living facilities and the health-care markets, including both long-term and acute-care markets. All these markets require specialized seating such as that developed by Flexsteel.

     THE RECREATIONAL VEHICLE SEATING market continues to expand even though there has been considerable consolidation of the customer base. Flexsteel has long had momentum in this market, and continues to stay ahead of the curve in testing, and in meeting or exceeding increasingly stringent safety standards.

     FUTURE SALES GROWTH will come through all these markets both at home and abroad, where customers in Europe, Canada, Japan, and the Pacific Rim are now discovering Flexsteel. We, in turn, are discovering the preferences of these international buyers, and now ship to countries in five continents.


[PHOTO]
Special signage and subtle decor greet visitors to the Comfort Seating Showroom and direct them toward the entire collection of vignettes.

MOMENTUM IN MARKETING

COMFORT
SEATING
DISPLAYS
FLEXSTEEL AT ITS
RELEVANT BEST,
OUR RESPONSE
TO TODAY'S
ECLECTIC
CONSUMER.

[PHOTOS]

TOP: Ready-to-assemble recliners with college emblems, sold directly by Groves Marketing.

BOTTOM: Our new accent tables blend beautiful fossil stone with graceful wrought iron.

Market research has confirmed that today's consumer is sophisticated and expects quality. She knows that Flexsteel meets her quality standards. Many who choose Flexsteel motion pieces, for example, do so for upgraded styles and fabrics, and are willing to pay a bit more for our quality and comfort.

   Keeping our vital momentum goes beyond research. Change accelerates; recent years have seen more change in markets and technologies than did our founders in their lifetimes.

   NEW VERTICAL STRUCTURES at Flexsteel are replacing some traditional management concepts. Each of our three core seating markets - residential, commercial, automotive - has its own division and leadership, with responsibilities embracing every aspect from design to production to sales.

   IN RESIDENTIAL FURNISHINGS, we define the most profitable price point and design to meet the consumer's key requirements - comfort and fashion.

   Home fashion leaders today are leather and motion furniture. Leather has long been one of our strengths, and we offer a range of today's most popular styles, among them soft Euro looks. The expansion of our Dubuque facility added two dedicated cutting and sewing rooms; all leather cutting is now done in one facility, reducing our materials handling costs.

   In motion furniture, our "studio" styling, sculptured and roomy, is very successful. For greater cost effectiveness, we've concentrated production of motion furniture for markets east of the Rockies in our Dublin, Georgia, facility, now operating two shifts.

   MARKET NICHES are similarly defined in commercial and recreational vehicle seating, and our product development follows Flexsteel's proven strengths. We continue to increase our shares of both these markets.

   But in all these markets, fast response is a key to success. Close looks at our methods, use of technology, and scheduling techniques have resulted in numerous improvements.

   BUYERS OF RECREATIONAL VEHICLES today expect upscale automotive design. We've been a leader for many years in the design and manufacture of seating for vans, motor homes and travel trailers. Customers here, too, demand more comfort features, such as adjustable arms, lumbar supports, and power adjustments.

   The most luxurious motor homes today even feature Flexsteel recliners. Vacation motor homes with "push-out" sides provide more sleeping space, and thus use more of our sofa sleepers.

   EXTENDED-STAY HOTELS have their own seating requirements: especially popular are Flexsteel's high-leg recliners which dress up a suite while still providing recliner comfort. The popularity of these suites has also increased the demand for sofa sleepers.

   RAPIDLY-GROWING HEALTH-CARE industries continue to demand furnishings that are utilitarian in function and wear, but with the fashion and comfort of fine residential furniture.

   TECHNOLOGY HELPS US make vertical structures more efficient than was possible in the past, by defining shared horizontal layers within our three core businesses. Virtually instant communications from factory to factory, and between factory and customers, helps standardize certain parts and/or processes, maximize plant efficiency, and make purchasing more cost-effective.


[PHOTO]
Leather's popularity continues: consumers choose it for comfort and durability. Flexsteel's leather furniture is known for its skillful tailoring and beautiful palette of fashion colors.

FOCUSSING ON MOMENTUM

WE DEFINE
MARKETS
AND APPLY
TECHNOLOGY
TO FOCUS
EFFECTIVELY
ON THEIR
KEY NEEDS.


[PHOTOS]
TOP: The popular recreation
room for Madison House residents features club and wing chairs from our commercial seating division. Interior design by Annemarie Kretschmann.

BOTTOM: Innovative Flexsteel designers created this sleeper chair, a space saver for recreational vehicles, and popular in international markets.

Our associates play key roles in Flexsteel's enviable reputation for quality and performance. They design, market, sew, upholster, inspect and deliver to meet the consumer's high expectations.

   Nowhere has this been better demonstrated than by awards recently given to Flexsteel, awards which were accepted on behalf of all Flexsteel associates.

   THE SEARS' CHAIRMAN'S AWARD was awarded to Flexsteel as Quality Source of the Year. More than 10,000 vendors serve Sears, and quality is constantly monitored.

   This Sears' award was given for their "Partners in Progress" program in which Flexsteel scored a perfect five for quality. This "perfect five" was achieved by Flexsteel people who measured up to, or exceeded, the program's demanding criteria in every aspect of business, from product quality to shipping to marketing support to leadership to innovation to ethics in business.

   The Top Supplier of the Year award was given by Starcraft Automotive to Flexsteel for "continuous support, consistent good quality, and delivery along with a total commitment to research and development". It is an excellent tribute to the accomplishments of our recreational vehicle seating teams.

   TECHNOLOGY IS A BOON to our craftsman's skills and frees us to concentrate on quality. Computerized fabric cutting makes the best use of fabric and standardizes pattern matching for maximum beauty of our upholstery. Computer-controlled routers help in frame construction. Computerized ordering and shipping reduces paperwork and errors. A new corporate E-mail system has speeded up exchange of vital information between factories.

   New wood technology allows us to make stronger frames, such as one-piece arms that completely eliminate failure-prone joints. Not only are the frames better, but we are making better use of our precious forest resources.

   We continue to find new ways to standardize certain production operations, while still offering the range of custom options that makes Flexsteel so attractive to our key customers. This allows us to make better use of factory space as well as to reduce inventory expenses.

   It is these people of Flexsteel who will continue the momentum that has sustained us through one hundred and three years. There are over 2200 associates leading Flexsteel through its 103rd year, with the combined experience of centuries. Many of them are following in the footsteps of other family members, so that now many of our people represent a third-generation helping to continue Flexsteel's leadership into the 21st century.


[PHOTO]
More than 10,000 vendors were evaluated for Sears "Partners in Progress" Chair man's Award, received by Flexsteel this year.


SUSTAINING MOMENTUM

FLEXSTEEL'S
SECRET IS ITS
PEOPLE, USING
THE BEST SKILLS,
ARTS AND
TECHNOLOGIES
TO CREATE
THE FINEST IN
FURNITURE.


[PHOTOS]

TOP: Applying an informal fabric gives a new dimension to this ever-popular classic silhouette

BOTTOM: From Flexsteel's premium Centennial Royale line, this group features the overscale, extra-soft cushions and eclectic fabric selections popular in today's informal lifestyles.


FLEXSTEEL INDUSTRIES, INC.
FIVE YEAR REVIEW

(All amounts in thousands except for Per Share data)

                                                         1996          1995          1994          1993          1992
---------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
  Net Sales.....................................     $205,008      $208,432      $195,388      $177,271      $157,916
  Cost of Sales.................................      161,451       164,231       151,066       136,110       122,294
  Interest and Other Expense....................          358           372           270           252           277
  Interest and Other Income.....................        1,048           973           990         1,460         2,076
  Income Before Taxes...........................        7,052         8,111        10,092         9,710         2,640
  Income Taxes..................................        2,550         2,900         3,625         3,525           950
  Net Income (1)................................        4,502         5,211         6,787         6,185         1,690
  Earnings per Common Share (1).................          .63           .73           .95           .87           .24
  Cash Dividends per Common Share...............          .48           .48           .48           .48           .48
STATISTICAL SUMMARY
  Average Common Shares Outstanding.............        7,172         7,178         7,140         7,090         7,048
  Book Value per Common Share...................        10.45         10.28          9.98          9.57          9.17
  Total Assets..................................       95,874        96,271        95,088        87,861        81,843
  Net Plant and Equipment.......................       23,046        24,376        18,829        17,208        17,228
  Capital Additions.............................        3,290         9,682         5,074         3,273         1,966
  Working Capital...............................       47,376        46,272        47,787        49,707        46,863
  Long-Term Debt................................           35            70           105           140           345
  Shareholders' Equity..........................       74,147        73,824        71,289        67,855        64,640
SELECTED RATIOS
  Earnings as Percent of Sales..................          2.2%          2.5%          3.5%          3.5%          1.1%
  Current Ratio.................................          3.5           3.4           3.3           3.9           4.3
  Return on Total Capital.......................          6.1%          7.1%          9.5%          9.1%          2.6%
  Return on Beginning Common Equity.............          6.1%          7.3%         10.0%          9.6%          2.6%
  Average Number of Employees...................        2,230         2,375         2,240         2,120         2,040


(1) 1994 income and per share amounts reflect cumulative effect of accounting change as of June 30, 1994, of $320,000 (net of income taxes) or $.04 per share income.

             FLEXSTEEL INDUSTRIES, INC. QUARTERLY COMMON STOCK DATA


                         FISCAL YEAR 1995-96
                   PER SHARE              MARKET PRICE*
              EARNINGS   DIVIDEND         HIGH      LOW
First Quarter   .06          .12         12 5/8    10 1/4
Second Quarter  .10          .12         12        10 1/4
Third Quarter   .20          .12         10 3/4     8 5/8
Fourth Quarter  .27          .12         11 3/4     9 1/2

                        FISCAL YEAR 1994-95
                   PER SHARE             MARKET PRICE*
              EARNINGS   DIVIDEND        HIGH      LOW
First Quarter   .22          .12        13 1/4     9 1/2
Second Quarter  .21          .12        13 3/4    10
Third Quarter   .25          .12        13 1/4    10 1/2
Fourth Quarter  .05          .12        12        10 1/4

Flexsteel has paid cash dividends on its common stock for 218 consecutive quarters. The Company expects to continue regular dividend payments. As of June 18, 1996, there were 1,646 holders of Flexsteel's outstanding common stock.
* Reflects the Market prices as quoted by the National Association of Securities Dealers, Inc.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

FINANCIAL CONDITIONS

   Working Capital - Flexsteel's working capital at June 30, 1996 is $47,376,000 which includes cash, cash equivalents, and temporary investments of $12,808,000. Working capital increased by $1,104,000 from June 30, 1995. The Company has lines of credit of $5,700,000 with banks for short-term borrowings, which have not been utilized since 1979. The Company has outstanding borrowings of $2,600,000 in the form of variable rate demand industrial development revenue bonds.

   Capital Expenditures - Capital expenditures were $3,290,000 in fiscal 1996. These expenditures were for manufacturing facility improvements, manufacturing, and delivery equipment. Projected capital spending in fiscal 1997 is approximately $4,500,000 for manufacturing and delivery equipment. The funds required for these expenditures will be provided from available cash.

   Dividends - Dividends were $.48 per share both years. The Board of Directors determine dividend levels based on the Company's ability to pay its obligations, capital expenditure requirements, and other related factors.

   Economic Conditions - The Company anticipates that demand for its seating products will remain steady throughout fiscal 1997, assuming no significant changes in interest rates or consumer spending. Management will concentrate on simplification of the product lines to improve quality, service, and delivery times. Operating profit improvements should result from product line refinements and improved productivity resulting from capital improvements undertaken in the prior fiscal year.

RESULTS OF OPERATIONS
FISCAL 1996 COMPARED TO FISCAL 1995

   Sales for 1996 decreased by $3,424,000 or 1.6% compared to 1995. Home Furnishings sales volume decreased $2,848,000 or 2.2%, Recreational Vehicle products decreased $2,519,000 or 4.2%, while Commercial Seating increased $1,943,000 or 12.0%. Cost of goods sold decreased by $2,780,000 for the year as compared to 1995 due to the volume decrease. Selling, general and administrative expenses were 18.1% in fiscal 1996 compared to 17.6% in fiscal 1995. This increase reflects approximately $400,000 of additional costs associated with enhancements to our Comfort Seating Gallery Program and an increase of approximately $675,000 in bad debt provision. The above factors resulted in fiscal year 1996 net earnings of $4,502,000 or $.63 per share compared to $5,211,000 or $.73 per share in fiscal 1995, a net decrease of $709,000 or $.10 per share.

FISCAL 1995 COMPARED TO FISCAL 1994

   Sales for 1995 increased by $13,044,000 or 6.7% compared to 1994. Home Furnishings sales volume increased $8,359,000 or 6.8%, Contract Furniture increased $2,507,000 or 18.2%, and Recreational Vehicle products increased $2,178,000 or 3.7%. Cost of goods increased $13,164,000 for the year as compared to 1994. Approximately $3,000,000 of this increase relates to lower margins, increased material costs, and inefficiencies due to decreased volume in the fourth quarter of the year, with the remainder due to overall increased volume for the year. Selling, general and administrative expenses were 17.6% in fiscal 1995 compared to 17.9% in 1994. The Company continues to control fixed costs while increasing volume. Interest expense increased by $102,000 due to financing the Starkville, Mississippi, expansion. In fiscal 1994 the Company made an accounting principle change in adopting Statement of Financial Accounting Standards (SFAS) No. 115 which resulted in net cumulative income of $320,000 or $.04 per share. The above factors resulted in fiscal year 1995 net earnings of $5,211,000 or $ .73 per share compared to $6,787,000 or $ .95 per share in fiscal 1994, a net decrease of $1,576,000 or $.22 per share.

FISCAL 1994 COMPARED TO FISCAL 1993

   Sales for 1994 increased by $18,117,000 or 10.2% compared to 1993. Recreational Vehicle product sales volume increased $9,008,000 or 18.2%, Home Furnishings increased $8,739,000 or 7.6%, and Contract Furniture increased $370,000 or 2.8%. Due to the higher volume, cost of sales increased by $13,957,000 compared to the prior year. In addition, cost of sales increased approximately $1,000,000 due to the erosion of margins in the price-competitive marketplace and lower production efficiencies associated with training new associates necessary to meet sales volume requirements. Selling, general and administrative expenses were 17.9% of sales in fiscal 1994 compared to 18.4% in 1993. The improvement reflects the Company's successful efforts to control fixed costs while increasing volume. Interest income decreased by $471,000 due to lower levels of investment and decreased rate of return. The Company elected to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 115 during fiscal 1994, with respect to the Company's accounting for certain investments in debt and equity securities. This change in accounting principle resulted in net cumulative income of $320,000, or $.04 per share. Also in fiscal 1994, the Company adopted SFAS No. 112, "Employers Accounting for Postemployment Benefits." The adoption of this standard did not have a material effect on the Company's financial position or results of operations.

FLEXSTEEL INDUSTRIES, INC.
BALANCE SHEETS


                                                                            JUNE 30,
                                                                       1996          1995
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                        $ 3,867,742   $ 5,768,537
  Temporary investments - at fair value based
    on quoted market price                                           8,940,603     8,268,615
  Trade receivables - less allowance for doubtful
    accounts: 1996, $2,153,000; 1995, $2,160,000                    24,464,171    22,905,047
  Inventories                                                       26,082,857    25,921,674
  Deferred income taxes                                              2,010,000     2,000,000
  Other                                                                732,054       844,557
      Total current assets                                          66,097,427    65,708,430
PROPERTY, PLANT AND EQUIPMENT, net                                  23,046,224    24,376,052
OTHER ASSETS                                                         6,730,513     6,186,144
            TOTAL                                                  $95,874,164   $96,270,626


LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable - trade                                         $ 3,574,232   $ 4,756,991
  Accrued liabilities:
    Payroll  and related items                                       3,433,562     3,656,678
    Insurance                                                        5,347,758     5,368,145
    Other accruals                                                   3,731,364     2,694,902
  Industrial revenue bonds payable                                   2,635,000     2,960,000
        Total current liabilities                                   18,721,916    19,436,716
LONG-TERM DEBT                                                          35,000        70,000
DEFERRED COMPENSATION                                                2,969,847     2,940,329
      Total liabilities                                             21,726,763    22,447,045
SHAREHOLDERS' EQUITY:
  Common stock - $1 par value; authorized 15,000,000 shares;
    issued 1996, 7,095,044 shares; 1995, 7,193,124 shares            7,095,044     7,193,124
  Additional paid-in capital                                           556,632     1,386,754
  Retained earnings                                                 66,266,325    65,199,703
  Unrealized investment gain                                           229,400        44,000
              Total shareholders' equity                            74,147,401    73,823,581
                           TOTAL                                   $95,874,164   $96,270,626


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS



FLEXSTEEL INDUSTRIES, INC.
STATEMENTS OF INCOME & RETAINED EARNINGS
                                                                             FOR THE YEARS ENDED JUNE 30,
                                                                        1996             1995             1994
NET SALES                                                          $ 205,008,245    $ 208,432,198    $ 195,388,106
OPERATING EXPENSES:
  Cost of goods sold                                                 161,450,649      164,230,883      151,066,404
  Selling, general and administrative                                 37,195,178       36,692,054       34,949,047
          Total                                                      198,645,827      200,922,937      186,015,451
OPERATING INCOME                                                       6,362,418        7,509,261        9,372,655
OTHER:
  Interest and other income                                            1,048,074          973,371          989,554
  Interest expense                                                      (358,322)        (371,729)        (270,046)
          Total                                                          689,752          601,642          719,508
INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                             7,052,170        8,110,903       10,092,163
PROVISION FOR INCOME TAXES                                             2,550,000        2,900,000        3,625,000
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                                              4,502,170        5,210,903        6,467,163
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                                                                                     320,000
NET INCOME                                                             4,502,170        5,210,903        6,787,163
RETAINED EARNINGS - BEGINNING OF YEAR                                 65,199,703       63,437,854       60,080,908
TOTAL                                                                 69,701,873       68,648,757       66,868,071
CASH DIVIDENDS ON COMMON STOCK
   ($.48 per share)                                                   (3,435,548)      (3,449,054)      (3,430,217)
RETAINED EARNINGS - END OF YEAR                                    $  66,266,325    $  65,199,703    $  63,437,854
AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                                          7,172,299        7,178,285        7,140,144
EARNINGS PER SHARE BEFORE CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                         $         .63    $         .73    $         .91
CUMULATIVE EFFECT OF CHANGE  IN
  ACCOUNTING PRINCIPLE                                                                               $         .04
EARNINGS PER SHARE OF COMMON STOCK                                 $         .63    $         .73    $         .95


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS



INDEPENDENT AUDITORS' REPORT
TO THE SHAREHOLDERS OF FLEXSTEEL INDUSTRIES, INC.:

    We have audited the accompanying balance sheets of Flexsteel Industries, Inc. as of June 30, 1996 and 1995, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flexsteel Industries, Inc. as of June 30, 1996 and 1995, and the results of its operations and cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the financial statements, the Company changed its method of accounting for certain investments in debt and equity securities during the year ended June 30, 1994.
                                         DELOITTE & TOUCHE LLP
                                         Minneapolis, Minnesota
                                         August 9, 1996

                                     PAGE 9

FLEXSTEEL INDUSTRIES, INC.
STATEMENTS OF CASH FLOWS


                                                          FOR THE YEARS ENDED JUNE 30,
                                                       1996            1995           1994
OPERATING ACTIVITIES:
Net income                                         $ 4,502,170    $  5,210,903    $ 6,787,163
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
   Cumulative effect of accounting change                                            (320,000)
   Depreciation                                      4,619,511       4,135,053      3,452,962
   Trade receivables                                (1,559,124)      2,710,379     (3,422,717)
   Inventories                                        (161,183)        663,723     (4,873,616)
   Other current assets                                112,503          68,744         59,779
   Other assets                                       (544,369)       (519,313)    (1,721,325)
   Accounts payable - trade                         (1,182,759)       (114,639)       658,967
   Accrued liabilities                                 792,959        (894,289)      (138,855)
   Deferred compensation                                29,518          16,600         58,732
   Deferred income taxes                               (10,000)        340,000       (250,000)
Net cash provided by
   operating activities                              6,599,226      11,617,161        291,090
INVESTING ACTIVITIES:
   Construction funds held in escrow                                 2,034,248     (2,034,248)
   Purchases of temporary investments               (4,178,560)     (2,751,519)    (2,878,805)
   Proceeds from sales of temporary investments      3,691,972       4,565,254      8,508,968
   Additions to property, plant and equipment       (3,289,683)     (9,682,052)    (5,074,138)
Net cash used in investing activities               (3,776,271)     (5,834,069)    (1,478,223)
FINANCING ACTIVITIES:
   Proceeds from (payment of) borrowings              (360,000)       (360,000)     3,215,000
   Payment of dividends                             (3,435,548)     (3,449,054)    (3,430,217)
   Proceeds from issuance of common stock              383,237         408,926        396,523
   Repurchase of common stock (132,453 shares)      (1,311,439)
Net cash provided by
   (used in) financing activities                   (4,723,750)     (3,400,128)       181,306

Increase (decrease) in cash and cash equivalents    (1,900,795)      2,382,964     (1,005,827)
Cash and cash equivalents at beginning of year       5,768,537       3,385,573      4,391,400
Cash and cash equivalents at end of year           $ 3,867,742    $  5,768,537    $ 3,385,573

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for
     Interest                                      $   123,000    $    135,000    $    38,000
     Income taxes                                  $ 1,927,000    $  3,555,000    $ 5,081,000



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

REPORT OF MANAGEMENT
To the Shareholders of Flexsteel Industries, Inc.:

  Management is responsible for the financial and operating information contained in this Annual Report, including the financial statements covered by the report of Deloitte & Touche LLP, our independent auditors. The statements were prepared in conformity with generally accepted accounting principles and include amounts based on estimates and judgments of management.

  The Company maintains a system of internal accounting controls to provide reasonable assurance that the books and records reflect the authorized transactions of the Company. There are limits inherent in all systems of internal control because their cost should not exceed the benefits derived. The Company believes its system of internal accounting controls and internal audit functions balance the cost/ benefit relationship.

  The Audit & Ethics Committee of the Board of Directors, composed solely of outside directors, annually recommends to the Board of Directors the appointment of the independent auditors. The independent auditors are engaged to audit the financial statements of the Company and to express an opinion thereon. The independent auditors' report is expressed on page 9. The Audit & Ethics Committee meets periodically with the independent auditors to review financial reports, accounting and auditing practices and controls.


K. BRUCE LAURITSEN                                          RONALD J. KLOSTERMAN
President                                                Vice President, Finance
Chief Executive Officer                                  Chief Financial Officer
                                                                       Secretary

FLEXSTEEL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

   DESCRIPTION OF BUSINESS - Flexsteel Industries, Inc. (the Company), manufactures and sells upholstered furniture and other seating products.

   USE OF ESTIMATES - the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   FAIR VALUE - the Company's cash, accounts receivable, accounts payable, accrued liabilities and other liabilities are carried at amounts which reasonably approximate their fair value due to their short-term nature. Fair values of investments in debt and equity securities are disclosed in Note 2.

   STATEMENT OF CASH FLOWS - the Company considers highly liquid investments with original maturities of less than three months as the equivalent of cash.

   INVENTORIES - are stated at the lower of cost or market. Raw steel, lumber and wood frame parts are valued on the last-in, first-out (LIFO) method. Other inventories are valued on the first-in, first-out (FIFO) method.

   PROPERTY, PLANT AND EQUIPMENT - is stated at cost and depreciated using the straight-line method.

   INCOME TAXES - deferred income taxes result from temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements.

   EARNINGS PER SHARE - are based on the weighted average number of common shares outstanding during each year. The exercise of employee stock options would have no material effect on earnings per share.

   ACCOUNTING CHANGES - effective June 30, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard which requires certain investments to be recorded at their market value resulted in a decrease of $320,000 in shareholders' equity. This change in accounting principle resulted in a cumulative effect adjustment as of June 30, 1994 of $320,000 (tax affected amount) or $ .04 per share.

   Effective July 1, 1995 the Company adopted SFAS No. 107, "Disclosure about Fair Value of Financial Instruments" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of these statements did not have a material effect on results of operation or financial position.

   Stock compensation plans provide for the granting of incentive and nonqualified stock options to key employees. Under the plans, options are granted at fair market value, and may be exercisable for up to 10 years. The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is required for fiscal years beginning after December 15, 1995. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.

   RECLASSIFICATIONS - certain prior years' amounts have been reclassified to conform to the 1996 presentation.

2. INVESTMENTS

   Debt and equity securities are included in Temporary Investments and in Other Assets and are considered as available for sale. The amortized cost and estimated market values of investments in debt and equity securities are as follows:

                                June 30, 1996                June 30, 1995
                              Debt        Equity          Debt         Equity
                           Securities   Securities     Securities     Securities

   Amortized Cost          $8,987,896   $2,296,905     $8,324,825     $2,168,475
   Unrealized gains
   (losses)                  (144,740)     499,199        (94,086)       157,453
   Est. Market Value       $8,843,156   $2,796,104     $8,230,739     $2,325,928


   As of June 30, 1996, the maturities of debt securities are $2,012,816 within one year, $6,570,455 one to five years, and $259,885 six to ten years.

3. INVENTORIES

   Inventories valued on the LIFO method would have been approximately $2,024,000 and $2,671,000 higher at June 30, 1996 and 1995, respectively, if they had been valued on the FIFO method. A comparison of inventories is as follows:

                                                June 30,
                                            1996         1995

   Raw materials                        $12,936,114  $14,186,359
   Work in process and finished parts     7,594,621    7,546,079
   Finished goods                         5,552,122    4,189,236
      Total                             $26,082,857  $25,921,674

4. PROPERTY, PLANT AND EQUIPMENT

                         Estimated            June 30,
                        Life (Years)     1996          1995

   Land                             $  1,609,572    $ 1,609,572
   Buildings and
      improvements         3 - 50     23,710,516     23,099,131
   Machinery and
      equipment            3 - 15     24,455,532     24,434,273
   Delivery equipment      2 - 9      13,041,661     12,430,880
   Furniture and fixtures  3 - 15      4,440,375      4,426,168
      Total                         $ 67,257,656    $66,000,024
    Less accumulated
      depreciation                    44,211,432     41,623,972
      Net                           $ 23,046,224    $24,376,052

5. BORROWINGS

   The Company is obligated for $2,600,000 for Industrial Revenue Bonds at June 30, 1996 which were issued for the financing of property, plant and equipment. The obligations are variable rate demand bonds with a weighted average rate for years ended June 30, 1996, 1995, and 1994 of 4.13%, 4.05%, and 3.00% respectively, and are due in annual installments of $325,000 through 2004, if not paid earlier upon demand of the holder. The Company has a letter of credit to guarantee the payment of these bonds in the event of default.

   No amounts were outstanding on this letter at June 30, 1996. In addition, the Company is obligated for General Obligation Development Bonds bearing interest at 5.0% and due in annual installments of $35,000 through 1998.

6. INCOME TAXES

   The total income tax provision for the years ended June 30, 1996, 1995, and 1994 was 36.2%, 35.8%, and 35.9%, respectively, of income before income taxes and cumulative effect of change in accounting principle.

   PROVISION - COMPRISED OF THE FOLLOWING:

                            1996        1995        1994

   Federal - current     $2,240,000  $2,230,000  $3,395,000
   State - current          320,000     330,000     480,000
   Deferred                 (10,000)    340,000    (250,000)
      Total              $2,550,000  $2,900,000  $3,625,000

   DEFERRED INCOME TAXES - COMPRISED OF THE FOLLOWING:

                                      June 30, 1996       June 30, 1995
                                     Asset (Liability)  Asset (Liability)

   Asset allowances                      $  793,000     $   808,000
   Deferred compensation                  1,099,000       1,088,000
   Other accruals and allowances          1,542,000       1,542,000
   Excess of tax over book depreciation  (1,424,000)     (1,438,000)
      Total                              $2,010,000     $ 2,000,000

7. CREDIT ARRANGEMENTS

   The Company has lines of credit of $5,700,000 with banks for short-term borrowings at the prime rate in effect at the date of the loan. On $1,000,000 of such line, the Company is required to maintain compensating bank balances equal to 5% of the line of credit plus 5% of any amounts borrowed. There were no short-term bank borrowings during 1996 or 1995. Additionally, the Company has issued a $1,300,000 letter of credit related to worker's compensation and casualty insurance. No amounts were outstanding on this letter as of June 30, 1996 or 1995.

8. SHAREHOLDERS' EQUITY

   The Company has authorized 60,000 shares of cumulative, $50 par value preferred stock and 700,000 shares of undesignated, $1 par value (subordinated) stock, none of which is outstanding. The Company issued 34,373, 38,112, and 31,981 net shares under stock option and other employee plans during the years ended June 30, 1996,1995, and 1994, respectively. The difference between the purchase or issue prices and the par value of the shares is credited or charged to paid-in capital.

9. STOCK OPTIONS

   At June 30, 1996, 416,140 shares of common stock were available for future grants. Changes in options outstanding are as follows:

   June 30, 1993                    Shares      Price/Range

   Outstanding                      158,690   $10.50 - $12.375
   Granted                          100,930    14.875 - 15.75
   Exercised                        (19,100)   10.50 - 11.00

   June  30, 1994

   Outstanding                      240,520    10.50 - 15.75
   Granted                           94,360    10.50 - 11.125
   Exercised                        (17,000)   11.00
   Cancelled             .          (41,210)   10.50 - 14.875

   June  30, 1995                   Shares      Price/Range

   Outstanding                      276,670   $10.50 - 15.75
   Granted                           91,950    11.25
   Cancelled                        (26,140)   10.50 - 14.875

   June  30, 1996

   Outstanding                      342,480   $10.50 - $15.75

10. PENSION AND RETIREMENT PLANS

   The Company sponsors various defined contribution pension and retirement plans which cover substantially all employees, other than employees covered by multiemployer pension plans under collective bargaining agreements. It is the Company's policy to fund all pension costs accrued. Total pension and retirement plan expense was $1,326,000 in 1996, $1,295,000 in 1995, and $1,226,000 in 1994 including $287,000 in 1996, $274,000 in 1995, and $251,000 in 1994 for the Company's matching contribution to retirement savings plans. The Company's cost for pension plans is determined as 2% - 4% of each covered employee's wages. The Company's matching contribution for the retirement savings plans is 25% - 50% of employee contributions (up to 4% of their earnings). In addition to the above, amounts charged to pension expense and contributed to multiemployer defined benefit pension plans administered by others under collective bargaining agreements were $1,135,000 in 1996, $1,203,000 in 1995, and $1,150,000 in 1994.

11. MANAGEMENT INCENTIVE PLANS

   The Company has an incentive plan that provides for shares of common stock to be awarded to key employees based on a targeted rate of earnings to common equity as established by the Board of Directors. Shares awarded to employees are subject to the restriction of continued employment with 33 1/3% of the stock received by the employee on the award date and the remaining shares issued after one and two years. Under the plan 13,687, and 16,189 shares were awarded, and the amounts charged to income were $150,000 and $170,000 in 1995 and 1994 respectively. No shares were awarded in 1996. At June 30, 1996, 379,310 shares were available for future grants.

12. SUPPLEMENTARY QUARTERLY
     FINANCIAL INFORMATION

   (UNAUDITED - in thousands of dollars, except per share amounts)

                                  Quarters
                      1st      2nd      3rd      4th
   1996:
    Net Sales       $49,227  $48,177 $53,213  $54,391
    Gross Profit      9,857    9,687  11,689   12,325
    Net Income          428      716   1,433    1,925
    Earnings Per Share  .06      .10     .20      .27

                                  Quarters
                      1st      2nd      3rd      4th
   1995:
    Net Sales       $50,812  $52,351 $56,783  $48,486
    Gross Profit     11,475   11,465  12,078    9,183
    Net Income        1,597    1,496   1,768      350
    Earnings Per Share  .22      .21     .25      .05

PLANT LOCATIONS

*Flexsteel Industries, Inc.
DUBUQUE, IOWA 52001
(319) 556-7730
P. M. Crahan, General Manager

Flexsteel Industries, Inc.
DUBLIN, GEORGIA 31040
(912) 272-6911
R. C. Adams, General Manager

Flexsteel Industries, Inc.
LANCASTER, PENNSYLVANIA 17604
(717) 392-4161
T. P. Fecteau, General Manager

Flexsteel Industries, Inc.
RIVERSIDE, CALIFORNIA 92504
(909) 354-2440
T. D. Burkart, General Manager

Flexsteel Industries, Inc.
NEW PARIS, INDIANA 46553
(219) 831-4050
G. H. Siemer, General Manager

Wood Products Division
HARRISON, ARKANSAS 72601
(501) 743-1101
M. J. Feldman, General Manager

Metal Division
DUBUQUE, IOWA 52001
(319) 556-7730
J. E. Gilbertson, General Manager

Commercial Seating Division
STARKVILLE, MISSISSIPPI 39760
(601) 323-5481
S. P. Salmon, General Manager

Vancouver Distribution Center
VANCOUVER, WASHINGTON 98668
(206) 696-9955
R. Heying, Supervisor

* Executive Offices

PERMANENT SHOWROOMS
Dubuque, Iowa
High Point, North Carolina
San Francisco, California

DIRECTORS AND OFFICERS

Frank H. Bertsch
  Chairman of Executive Committee
  Director

Jack B. Crahan
  Chairman of the Board of Directors

K. Bruce Lauritsen
  President
  Chief Executive Officer
  Director

Edward J. Monaghan
  Executive Vice President
  Chief Operating Officer
  Director

James R. Richardson
  Senior Vice President, Marketing
  Director

L. Bruce Boylen
  Retired Vice President
  Fleetwood Enterprises, Inc.
  Director

John R. Easter
  Retired Vice President
  Sears, Roebuck & Company
  Director

Thomas E. Holloran
  Professor, Graduate School of
  Business, University of St. Thomas
  St.  Paul, Minnesota
  Director

James G. Peterson
  Consultant
  James G. Peterson Associates
  Business Consultant
  and Investment Advisor
  Director

Art D. Richardson
  Retired Senior Vice President
  Flexsteel Industries, Inc.
  Director

Jeffrey T. Bertsch
  Vice President

Carolyn T. B. Bleile
  Vice President

Thomas D. Burkart
  Senior Vice President, Vehicle Seating

Kevin F. Crahan
  Vice  President

Patrick M. Crahan
  Vice  President

Keith R. Feuerhaken
  Vice  President

James E. Gilbertson
  Vice  President

James M. Higgins
  Vice  President, Commercial  Seating

Ronald J. Klosterman
  Vice President, Finance
  Chief Financial Officer
  Secretary

Michael A. Santillo
  Vice  President


EXECUTIVE COMMITTEE

Frank H. Bertsch, Chairman
Jack B. Crahan
K. Bruce Lauritsen
Edward J. Monaghan
James R. Richardson


AUDIT & ETHICS
COMMITTEE

Thomas E. Holloran, Chairman
John R. Easter
James G. Peterson
Art D. Richardson


NOMINATING &
COMPENSATION
COMMITTEE

L. Bruce Boylen, Chairman
John R. Easter
Thomas E. Holloran
James G. Peterson


MARKETING COMMITTEE
John R. Easter, Chairman
Frank H. Bertsch
L. Bruce Boylen
James G. Peterson
Art D. Richardson


TRANSFER AGENT AND
REGISTRAR
Norwest Capital Resources
P. 0. Box 738
South St. Paul,
Minnesota 55075-0738


GENERAL COUNSEL
Irving C. MacDonald
Minneapolis, Minnesota
O'Connor and Thomas, P.C.
Dubuque, Iowa


NATIONAL OVER
THE COUNTER
NASDAQ Symbol - FLXS


ANNUAL MEETING
Tuesday,
December 10, 1996, 3:30 p.m.
Minneapolis Hilton & Towers
1001 Marquette Avenue, 3rd floor
Minneapolis, Minnesota 55403

AFFIRMATIVE ACTION POLICY
It is the policy of Flexsteel Industries, Inc. that all employees and potential employees shall be judged on the basis of qualifications and ability, without regard to age, sex, race, creed, color or national origin in all personnel actions. No employee or applicant for employment shall receive discriminatory treatment because of physical or mental handicap in regard to any position for which the employee or applicant for employment is qualified. Employment opportunities and job advancement opportunities will be provided for qualified disabled veterans and veterans of the Vietnam era. This policy is consistent with the Company's plan for 'Affirmative Action' in implementing the intent and provisions of the various laws relating to employment and non-discrimination.


ANNUAL REPORT ON
FORM 10-K AVAILABLE

A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, can be obtained without charge by writing to: Office of the Secretary, Flexsteel Industries, Inc., P. O. Box 877, Dubuque, Iowa 52004-0877.



Visit us on the Internet
http://www.flexsteel.com


FLEXSTEEL(R)
INDUSTRIES INCORPORATED

(C) 1996 FLEXSTEEL INDUSTRIES, INC.

                              -INSIDE BACK COVER-

[PHOTO]
Comfort and good looks are as important to recreational vehicle sales as they are to home furnishings. For years, Fleetwood has found Flexsteel seating to be a positive sales feature for their motor homes. For luxurious comfort on the road, the interior of this Pace Arrow motor home by Fleetwood features a Flexsteel Magic Bed(R) and a Flexsteel recliner. Flexsteel bucket seats complete the seating package.

FLEXSTEEL(R) INDUSTRIES INCORPORATED
P.O. BOX 877 * DUBUQUE, IA 52001-0877

                                  -BACK COVER-